Exhibit 10.2

Severance Agreement and General Release

This Severance Agreement and General Release (“Agreement”) is entered into between NuZee, Inc. (the “Company”), and Shanoop Kothari (the “Employee”) (collectively the “Parties” and each, individually, a “Party”). All terms not otherwise defined herein shall have the same meaning as set forth in the Employee’s Employment Agreement, dated March 31, 2019 (the “Employment Agreement”), and the Parties’ Restricted Stock Award Agreement under the NuZee, Inc. 2019 Stock Incentive Plan (the “Plan”), which lists a Date of Grant of January 11, 2021 (the “Restricted Stock Award Agreement”).

TERMS

1. Termination of Employment Relationship. The Company has accepted Employee’s voluntary resignation submitted to the Company on June 22, 2021, to be effective on the earlier of August 16, 2021 or the date that the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”) is filed with the Securities and Exchange Commission (the “SEC”) (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date.

2. Return of Property. The Employee covenants and agrees that he will return on the Separation Date all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Employee’s possession.

3. Supplemental Release. Employee covenants and agrees that following the conclusion of Employee’s ongoing obligations under Section 1 of this Agreement, Employee shall execute the Supplemental Release that is attached to this Agreement as Exhibit A, on the Separation Date.

4. Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a) has not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency.

(b) has been properly paid for all hours worked for the Company.

(c) has received all wages, salary, commissions, bonuses, and other compensation due to the Employee, including the Employee’s paycheck for salary through and including the date of this Agreement.

(d) has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving the benefits offered in this Agreement but will require the Company’s further review and consideration.

5. Consideration. As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 6 and other post-termination obligations, the Company agrees to provide the following benefits to which the Employee is not otherwise entitled:

(a) Accelerated Vesting of Restricted Shares. The Company agrees to provide Employee accelerated vesting of certain shares under the Restricted Stock Award Agreement, as follows:

Pursuant to the Restricted Stock Award Agreement, as modified by this Agreement, the remaining outstanding one-third (1/3) or 50,737 of the total number of the Restricted Shares (152,215 Restricted Shares) granted to Employee shall vest, and the Period of Restriction with respect to such Restricted Shares will lapse, as of the Separation Date, on the condition that the Company’s Form 10-Q has been timely filed with the SEC on or before August 16, 2021.

(b) Health Insurance Continuation. Provided Employee timely elects continued coverage under COBRA following the Separation Date and remains eligible for such COBRA coverage under the applicable terms of the Company’s health insurance program for active employees, including major medical, dental, and vision, but excluding any self-funded group health plans (“Policy”), Company agrees to pay the cost of coverage under the Policy in effect with respect to Employee and Employee’s dependents on the Separation Date by paying the applicable COBRA premiums for the period from the Separation Date to (i) December 31, 2021; or (ii) the date that Employee ceases to be covered under COBRA under the terms of the Policy, whichever occurs first (the “Benefits Continuation Period”), but only to the extent that the premium for such COBRA coverage does not otherwise qualify for the COBRA premium subsidy as determined under the America Rescue Plan Act of 2021. After the end of the Benefits Continuation Period, COBRA coverage will be made available to Employee, if applicable, at Employee’s sole expense (i.e., Employee will be responsible for the full COBRA premium), for the remaining months of COBRA coverage made available pursuant to applicable law and the terms of the Policy. This benefits provided under this paragraph do not expand or extend the maximum period of COBRA coverage to which Employee would otherwise be entitled under applicable law. The foregoing notwithstanding, the benefits provided under this paragraph shall cease if Employee becomes employed during the Benefits Continuation Period by an employer which offers group medical insurance coverage to its employees when Employee becomes eligible for such coverage. Employee shall promptly notify the Company as to whether and when such group health insurance benefits are available.

(c) Employee Forfeiture. Should the Employee violate the terms of this Agreement prior to the Separation Date, the Employee forfeits any claim to the unvested Restricted Shares. In addition, the right to any accelerated vesting of the Restricted Shares as described in this Agreement is expressly conditioned upon entering into the Agreement. The Employee shall forfeit any right to accelerated vesting in the event the Agreement is rescinded in accordance with Section 6(b)(vii) below.

(d) Employee Acknowledgment. The Employee understands, acknowledges, and agrees that the benefits set forth in this Section 5 exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and protective covenants contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than the Employee. Employee specifically acknowledges and agrees that (i) the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement, and (ii) Employee has not relied on any representation or lack of representation by the Company. Employee remains wholly responsible for the tax consequences regarding the amounts to be received.

6. Release and Waiver of Claims.

(a) Employee’s General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement within sixty (60) days following the Separation Date, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Released Claims”), that the Releasors may have or have ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act (“OWBPA”), the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Texas Commission on Human Rights Act; Chapter 451 of the Texas Labor Code; the Texas Payday Law; the Texas Health and Safety Code; the Texas Occupational Health and Safety Law; the Texas Juror Protection Law; Chapter 431 of the Texas Government Code; Chapter 431 of the Texas Government Code; the Texas Hazard Communication Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

(ii) any and all claims arising under tort, contract, and quasi-contract, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm.

(iii) any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released.

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, expert fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

(v) indemnification rights the Employee has against the Company.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal, state, or local administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) any right to file an unfair labor practice charge under the National Labor Relations Act; and (iv) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

(b) ADEA/OWBPA Waiver. In further consideration of the payments and benefits provided to the Employee in this Agreement within sixty (60) days following the Separation Date, the Releasors irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Released Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the ADEA and OWBPA. By signing this Agreement, the Employee acknowledges and confirms that:

(i) the Employee has read this Agreement in its entirety and understands all of its terms.

(ii) by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing before signing this Agreement.

(iii) the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release, and covenants contained in it.

(iv) the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled.

(v) the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired; changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

(vi) the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by hand-delivering or mailing a notice of revocation to the Company before the end of this seven-day period. If mailed, the revocation must be postmarked within the seven (7) calendar day period, properly addressed to Company, and sent by certified mail, return receipt requested. This Agreement becomes effective after the expiration of the revocation period set forth above (the “Effective Date”).

(vii) the Employee understands that the release does not apply to rights and claims that may arise after the Employee signs this Agreement.

(viii) the Employee understands, acknowledges and agrees that this Agreement shall be void, and no benefits shall be provided under this Agreement by the Company if the release is not properly signed and returned to the Company by the Employee within sixty (60) days from the Separation Date.

7. Post-Termination Obligations and Protective Covenants. The Employee stipulates and agrees to the following:

(a) Acknowledgment. The Employee understands and acknowledges that by virtue of the Employee’s employment with the Company, the Employee had access to and knowledge of Confidential Information (defined below), was in a position of trust and confidence with the Company, and benefitted from the Company’s goodwill. The Employee understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the protective covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Employee violates the protective covenants below.

(b) Confidential Information. The Employee understands and acknowledges that during the course of employment with the Company, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Employee may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person acting on the Employee’s behalf.

(c) Disclosure and Use Restrictions. The Employee agrees and covenants:

(i) to treat all Confidential Information as strictly confidential.

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent).

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as allowed by applicable law or with the prior consent of an authorized officer acting on behalf of the Company (and then, such disclosure shall be made only within the limits and to the extent of such law or consent).

(iv) that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue after the Employee’s employment by the Company until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

(d) Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

Nothing in this Agreement prohibits or restricts the Employee (or the Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(e) Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and, does not disclose the trade secret, except pursuant to court order. nothing in this agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

8. Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors, and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. To the extent this Agreement limits Employee’s waivable right to free speech, right to petition, or right of association, Employee expressly waives certain rights that Employee may otherwise have under the First Amendment of the United States Constitution and rights afforded by and state constitution—including, but not limited to, any remedies available under Tex. Civ. Prac. & Rem. Code Ann. §§ 27.001, et seq.

9. Remedies. In the event of a breach or threatened breach by the Employee of Section 7 or 8 of this Agreement, the Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10. Successors and Assigns. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

11. Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to Employee’s employment with Company or termination of employment, this Agreement, or any alleged breach of this Agreement, shall be governed by the Federal Arbitration Act and submitted to and decided by binding arbitration in Dallas, Texas before a single arbitrator. Arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules and Mediation Procedures, which can be found here: https://adr.org/sites/default/files/EmploymentRules_Web_2.pdf. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. Discovery in any arbitration proceeding shall be conducted according to AAA’s Employment Arbitration Rules and Mediation Procedures.

Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. Nothing in this Agreement shall prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This agreement to arbitrate is freely negotiated between the Employee and the Company and is mutually entered into between the parties. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

12. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and Employee’s employment or termination of employment with Company, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to the extent applicable, and otherwise the laws of Texas without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply, including, but not limited, to the fashioning of any federal common law that might apply under ERISA. Any action or proceeding by either of the Parties not covered by Section 11, above, shall be brought in any state or federal court located in the State of Texas, County of Dallas. The Parties irrevocably submit to the exclusive jurisdiction of these courts for such matters and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

13. Entire Agreement. This Agreement constitutes the entire understanding between the Parties on the subject matter contained herein and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties with respect to the subject matter herein. This Agreement does not supersede any agreements, including, but not limited to, the Restricted Stock Award Agreement (except as otherwise provided in Section 5(a) of this Agreement) or any protective covenants that were in effect immediately prior to the date of this Agreement and which, by their terms, survive the termination of Employee’s employment. For the avoidance of doubt, nothing herein shall supersede nor replace Paragraph 6 or Paragraph 7 of the Employment Agreement, which remain ongoing for the duration defined therein.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15. Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

16. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall not be construed against either Party as the author or drafter of the Agreement.

17. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

18. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to the Employee.

19. Tolling. If the Employee violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

20. Attorneys’ Fees and Costs. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Texas law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Company incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

21. Notice of Post-Termination Obligations. When the Employee’s employment with the Company terminates, the Employee agrees to notify any subsequent employer of the protective covenants referenced in this Agreement. In addition, the Employee authorizes the Company to provide a copy of the protective covenants referenced in this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated, or possible future employer.

22. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates noted below.

Shanoop Kothari		NuZee, Inc.

By:	/s/ Shanoop Kothari	By:	/s/ Masateru Higashida

Name:	Shanoop Kothari	Name:	Masateru Higashida

Date:	July 2, 2021	Title:	Chief Executive Officer

		Date:	July 2, 2021

Exhibit A

(to be executed on the Separation Date)

SUPPLEMENTAL RELEASE

Pursuant to the Severance Agreement and General Release (the “Agreement”) previously executed by Shanoop Kothari (“Kothari”), and for and in consideration of receipt of the Accelerated Vesting of Restricted Shares (the “Resignation Benefit”) contemplated in the Agreement, Kothari hereby executes this Supplemental Release on ___________________, 2021 (the “Effective Date) and agrees as follows:

(1)	Kothari expressly and unconditionally, on behalf of himself, and his heirs, assigns, attorneys, successors, representatives, and other agents (collectively referred to as the “Releasing Parties”), fully and completely releases, acquits, and forever discharges and holds harmless NuZee, Inc. (the “Company”) and all of its parent, subsidiary, affiliated, predecessor or successor companies, and each of their respective current and former owners, shareholders, partners, agents, employees, insurers, reinsurers, attorneys, successors, assigns, and other representatives (each a “Released Party,” and “collectively referred to as the “Released Parties”), of and from any and all claims, demands, actions, causes of action, suits, debts, contracts, agreements, promises, liabilities, compensation, bonuses, losses, costs, expenses and damages of any kind or character whatsoever, including any claims arising out of Kothari’s own negligence (collectively “Claims”), accrued or unaccrued, known or unknown, foreseen or unforeseen, in law or in equity, whether based on contract, tort, common law, or federal, state, or local statute, regulation, ordinance or executive order, arising directly or indirectly from his employment with any of the Released Parties, or relating to any matter or thing which has occurred or has failed to occur as of the Effective Date of this Supplemental Release. This release includes, but is not limited to: (i) all Claims for salary, wages, bonuses, commissions, accrued vacation benefits/paid time off, leave, reimbursable expenses, outplacement costs, fees, back pay, front pay, retirement or pension contributions, reinstatement or other equitable relief, damages, interest, retaliation, mental anguish, liquidated damages, intentional torts, defamation, punitive damages, attorneys’ fees, interest, costs or other expenses, and any and all other claims resulting thereby; (ii) any actions, inaction, representations, omissions, or commissions by the Released Parties before the Effective Date of this Supplemental Release; and (iii) any claim that acceptance of this Supplemental Release was induced by any fraudulent or negligent act or omission or results in or from any actual or constructive fraud, negligent misrepresentation, breach of fiduciary duty, breach of confidential relationship, or a breach of any other duty under law or in equity. Except to the extent as may be specifically provided in this Supplemental Release, this release is intended to be a general release of all claims, so, to the extent Kothari may be deemed to still possess any viable claims or causes of action against the Released Parties, Kothari hereby assigns to the Released Parties all Claims Kothari may have of any kind against the Released Parties, provided, however, that:

	(a)	this release does not waive or release: (i) claims that cannot be released or waived as a matter of applicable federal, state or local law; (ii) vested benefits under the Released Parties’ retirement plans; (iii) events occurring after the date Kothari executes this Supplemental Release; or (iv) enforcing the terms of this Agreement; and

(b)	nothing in this Agreement, prohibits Kothari from reporting possible violations of law or regulation to or filing charges with any governmental agency or entity, including without limitation the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Commission, any Inspector General, or any similar state or local agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Kothari does not need the prior authorization of the Released Parties to make any such reports or disclosures and Kothari is not required to notify the Released Parties that he has made such reports or disclosures. However, by signing this Supplemental Release, except as otherwise prohibited by law, Kothari waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding or investigation, even where the law may provide for Kothari to obtain a portion of any monetary recovery, and Kothari waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal;

(2)	Kothari hereby certifies that he has returned to the Company the originals and all copies of all records, data, documents, notebooks, specifications, drawings, blueprints, equipment, notes, reports, business plans, customer lists, customer information, pricing information, marketing materials and information, credit cards, proprietary information, or other property of the Released Parties and has not retained copies of any such property; and

(3)	Kothari hereby certifies, acknowledges, and represents that he has been paid or provided all salary, wages, bonuses, commissions, accrued vacation benefits/paid time off, leave, reimbursable expenses, outplacement costs, fees, interest, and any and all other benefits and compensation due to him.

Dated: ________________, 2021
Shanoop Kothari